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                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                ONE CORPORATE DRIVE
                                                   P. O. BOX 883
                                            SHELTON, CONNECTICUT 06484

                                                 (A Stock Company)

Unless you direct otherwise, we pay the named Annuitant, on the Annuity Date, the first of a series of annuity payments, the frequency, period, and dollar amounts of which are determined in accordance with the terms and conditions of the annuity option selected, provided that both you and the Annuitant are then living.

The death benefit is payable to the Beneficiary.  This contract (the "Annuity") is issued in consideration of any application, a copy of which may be attached to and made a part of this Annuity, and payment of the initial
Purchase Payment.  The Annuity is subject to the laws of the jurisdiction where it is issued for delivery.

                                                  RIGHT TO CANCEL

You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within ten days after you receive it or longer if required by applicable law or regulation.  The amount of the refund will equal not less than the Account Value as of the date we receive the cancellation request plus any tax charge deducted less any Credits.  You bear the investment risk during this period.  However, if required by applicable law or regulation, the amount we refund is the greater of (1) the Purchase Payment and (2) the current Account
Value of the Annuity plus any tax charge deducted less any Credits.  If under applicable law we are required to return not less than the Purchase Payment, we may elect to allocate your Account Value to a money-market investment option during the period this Right to Cancel provision applies to your Annuity.

Signed for American Skandia Life Assurance Corporation:

                                                     President

                                            INDIVIDUAL DEFERRED ANNUITY
                                                 NON-PARTICIPATING
                              VARIABLE INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD

                         IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER
   THE VARIABLE INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED.
     PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.

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              A copy of any application form and any riders, amendments and endorsements is attached.

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                                                     SCHEDULE

ANNUITY NUMBER:  [001-00001]

ISSUE DATE:  [January 1, 2001]

TYPE OF BUSINESS:  [NON-QUALIFIED]

OWNER:  [JOHN DOE]

         DATE OF BIRTH:  [OCTOBER 21, 1940]

         SEX:  [MALE]

[OWNER:  [MARY DOE]

         DATE OF BIRTH:  [OCTOBER 15, 1940]

         SEX:  [FEMALE]]

ANNUITANT:  [JOHN DOE]

         ANNUITANT'S DATE OF BIRTH:  [OCTOBER 21, 1940]

         ANNUITANT'S SEX:  [MALE]

ANNUITY DATE:  [January 1, 2025]

CONTINGENT ANNUITANT:  AS NAMED IN ANY APPLICATION FORM OR LATER CHANGED

BENEFICIARY:  AS NAMED IN ANY APPLICATION FORM OR LATER CHANGED OR, IF NOT
         NAMED, UNDER THE TERMS OF THIS ANNUITY

PURCHASE PAYMENT:  $[1,000]

NET PURCHASE PAYMENT:  $[1,000]

MINIMUM ADDITIONAL PURCHASE PAYMENT:  $100

MAXIMUM AGE FOR MAKING ADDITIONAL PURCHASE PAYMENT:  80

MINIMUM WITHDRAWAL AMOUNT:  $100

MINIMUM SURRENDER VALUE AFTER WITHDRAWAL:  $1,000

MINIMUM ANNUITY PAYMENT:  $100 PER MONTH

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                                               SCHEDULE (CONTINUED)

CONTINGENT DEFERRED SALES CHARGE:

                    LENGTH OF TIME                                   PERCENTAGE OF PURCHASE
                SINCE PURCHASE PAYMENT                              PAYMENTS BEING LIQUIDATED
                       0-1 year                                               8.5%
                       1-2 years                                              8.5%
                       2-3 years                                              8.5%
                       3-4 years                                              8.5%
                       4-5 years                                              7.0%
                       5-6 years                                              6.0%
                       6-7 years                                              5.0%
                       7-8 years                                              4.0%
                       8+ years                                                0%

CREDITS:

         CUMULATIVE PURCHASE PAYMENTS:                                       CREDIT

         LESS THAN $10,000.00                                                 1.5%
         MORE THAN $9,999.99 BUT LESS THAN $5,000,000.00                      4.0%
         MORE THAN $4,999,999.99                                              5.0%

TRANSFER FEE:  $15 PER TRANSFER AFTER THE EIGHTH IN AN ANNUITY YEAR

ANNUAL MAINTENANCE FEE:  LESSER OF $35 OR 2% OF ACCOUNT VALUE

INSURANCE CHARGE:  1.40%

SEPARATE ACCOUNT:  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 SUB-ACCOUNTS

OFFICE:                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                 ONE CORPORATE DRIVE
                                                    P. O. BOX 883
                                             SHELTON, CONNECTICUT 06484
                                              Telephone: 1-800-752-6342
                                               www.AmericanSkandia.com

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                                                    DEFINITIONS

Account Value: The value of each allocation to a Sub-account prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon, before assessment of any applicable contingent deferred sales charge and/or any applicable maintenance fee.  Account Value is determined separately for each Sub-account, and then totaled to determine Account Value for your entire Annuity.

Accumulation Period:  The period of time from the Issue Date through the day preceding the Annuity Date.

Annuitant:  Annuity payments are based upon this person's life.

Annuity Date:  The date on which annuity payments are to commence.

Annuity Years:  Continuous 12- month periods commencing on the Issue Date and each anniversary of the Issue Date.

Beneficiary:  The person designated as the recipient of the death benefit.

Contingent Annuitant:  The person named to become the Annuitant on the Annuitant's death prior to the Annuity
Date.

Credit:  An amount we add to your Account Value at the time a Net Purchase Payment is allocated to Account Value.

In Writing: In a written form that is satisfactory to us and filed at our Office.  In lieu of such a written communication, we, at our sole discretion, may agree in advance to communication regarding a specific matter by telephone or by some other form of electronic transmission in a manner we accept.

Issue Date:  The effective date of this Annuity.

Minimum Distributions:  Minimum amounts that must be distributed each year in relation to certain qualified plans under the Internal Revenue Code.

Net Purchase Payment:  A Purchase Payment less any applicable charge for taxes.

Office:  The location shown in the Schedule where all requests regarding this Annuity are to be sent.

Owner:  The person or entity shown as Owner in the Schedule unless later changed.

Payout Period:  The period starting on the Annuity Date during which the annuity is paid.

Purchase Payment:  A cash consideration you give to us for the rights, privileges and benefits outlined in this
Annuity.

Separate Account:  The variable separate account shown in the Schedule used in relation to Sub-accounts.

Sub-account:  A division of the Separate Account shown in the Schedule.  We use Sub-accounts to calculate variable benefits under this Annuity.

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Surrender Value:  The value of your Annuity available upon surrender prior to the Annuity Date.  It equals the
Account Value as of the date we price the surrender less any applicable contingent deferred sales charge, any applicable tax charges, any charges due for any optional benefits provided by rider or endorsement, any applicable maintenance fee and any Credits recoverable upon surrender according to the terms of any rider or endorsement attached to this Annuity.

Unit:  A measure used to calculate your Account Value in a Sub-account prior to the Annuity Date.

Unit Price:  Unit Price is used for calculating (a) the number of Units allocated to a Sub-account, and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account prior to the Annuity Date.  Each Sub-account has its own Unit Price which will vary each Valuation Period to reflect the investment experience of that Sub-account.

Valuation Day:  Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

Valuation Period:  The period of time between the close of business of the New York Stock Exchange on successive
Valuation Days.

we, us, our:  American Skandia Life Assurance Corporation.

you, your:  The Owner shown in the Schedule.

                                            INVESTMENT OF ACCOUNT VALUE

In the Accumulation Period we offer a range of Sub-accounts as ways to invest your Account Value.  You may maintain Account Value in multiple Sub-accounts, subject to the limits set out in the Allocation Rules section of this Annuity.  You may transfer Account Value between Sub-accounts, subject to the requirements set out in the
Transfers section of this Annuity.  Transfers may be subject to a fee.

                                        OPERATIONS OF THE SEPARATE ACCOUNT

In the Accumulation Period the assets supporting obligations based on allocations to the Sub-accounts are held in the Separate Account shown in the Schedule.  This Separate Account consists of multiple Sub-accounts.  This
Separate Account was established by us pursuant to Connecticut law.  This Separate Account also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of this
Separate Account.

We are the legal owner of assets in the Separate Account.  Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against the Separate Account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts.  We will maintain assets in the
Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets.  These assets may only be charged with liabilities which arise from such annuities.

The amount of our obligations in relation to allocations to the Sub-accounts are based on the investment performance of such Sub-accounts.  However, the obligations themselves are our general corporate obligations.

The Separate Account is registered with the Securities and Exchange Commission ("SEC") under the Investment
Company Act of 1940 (the "1940 Act") as a unit investment trust, which is a type of investment company.  This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate
Account.

Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable.  We also reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate
Sub-accounts, combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable.  We do not guarantee the investment results of any
Sub-account, nor is there any assurance that the Account Value allocated to the Sub-accounts will equal the amounts allocated to the Sub-accounts as of any time other than the Valuation Period of such allocation.  You bear the entire investment risk.

We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of contracts to which this Annuity belongs, to another separate account.  If this type of transfer is made, the term "Separate Account" as used in this Annuity, shall mean the Separate Account to which the assets were transferred.

                                                      CHARGES

General:  The charges which are or may be assessed against your Annuity are the contingent deferred sales charge, the maintenance fee, tax charges, and a transfer fee. Charges may also apply for any optional benefit provided by rider or endorsement.  The charge assessed against the Sub-accounts of the Separate Account is the insurance charge.  A charge for taxes may also be assessed against the Sub-accounts.

Contingent Deferred Sales Charge:  The contingent deferred sales charge for each Purchase Payment is a percentage of the Purchase Payment being liquidated.  The charge decreases as the Purchase Payment ages.  The aging of a
Purchase Payment is measured from the date it is allocated to your Account Value.  The charge is shown in the
Schedule.

Maintenance Fee:  This is an annual fee deducted at the end of each Annuity Year or on surrender, if earlier.
The amount of this charge is shown in the Schedule.  The fee is limited to the Account Values in the Sub-accounts as of the Valuation Period such fee is due.

Tax Charges:  In several states a tax is payable, either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option.  We will deduct the amount of tax payable, if any, from your Purchase Payments, Account Value or Surrender Value as applicable.

Transfer Fee:  The transfer fee is as shown in the Schedule.  However, the fee is only charged if there is
Account Value in at least one Sub-account immediately subsequent to such transfer.

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Allocation Of Annuity Charges:  Charges applicable to any type of withdrawal are taken from the investment options in the same ratio as such a withdrawal is taken from the investment options. The transfer fee is assessed against the Sub-accounts in which you maintain Account Value immediately subsequent to such transfer.  The transfer fee is allocated on a pro-rata basis in relation to the Account Values in such Sub-accounts as of the
Valuation Period for which we price the applicable transfer.  No fee is assessed if there is no Account Value in any Sub-account at such time.  Tax charges are assessed against the entire Purchase Payment, Account Value or
Surrender Value as applicable.  The maintenance fee is assessed against the Sub-accounts on a pro-rata basis in relation to the Account Values in each Sub-account as of the Valuation Period for which we price the fee.

Insurance Charge:  We charge an insurance charge against the daily total value of each Sub-account. We assess this charge each day at the daily equivalent of the rate shown in the Schedule.

                                      YOUR RIGHTS, OWNERSHIP AND DESIGNATIONS

Your Rights, Annuitant and Beneficiary Designations:  You may exercise the rights, options and privileges granted in this Annuity or permitted by us.  Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.  Your rights terminate as of the date the death benefit is payable.  No rights of survivorship are provided except as provided herein.

You make  certain  designations  that apply to the  Annuity.  These  designations  are  subject to our rules and to various regulatory or statutory  requirements  depending on the use of the Annuity.  These designations  include an
Owner, a contingent  Owner, an Annuitant,  a Contingent  Annuitant,  a Beneficiary,  and a contingent  Beneficiary.
Certain  designations are required,  as indicated below.  Such  designations  will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such  designation is  irrevocable to meet certain  regulatory or statutory requirements.

An Owner  must be named.  You may name more than one  Owner.  If you do,  all  rights  reserved  to Owners are then held equally by all  co-Owners.  We require the consent In Writing of all co-Owners for any  transaction  for which we require the written  consent of Owners.  Where  required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity.

You may name a contingent  Owner.  However,  where allowed by law, this  designation  takes effect only on or after the Annuity Date.

You must name an Annuitant.  We do not accept a designation of joint Annuitants.  If the Annuitant is not an
Owner and the Annuitant predeceases any Owner who is a natural person:

       (a)    The Owner becomes the Annuitant if no Contingent Annuitant was designated; and

       (b)    If there are multiple Owners who are natural persons, the oldest of such Owners becomes the Annuitant if no Contingent Annuitant was designated.

Where allowed by law, you may name one or more Contingent Annuitants.   If the Annuitant is not an Owner and the
Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant.

Death benefits are payable to the Beneficiary.  You may designate more than one primary or contingent
Beneficiary.  If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

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Unless otherwise required by law, if the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary.  If no Beneficiary is alive when death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in any surviving Owner.
If there is no surviving Owner, the proceeds will vest in your estate.  For these purposes, the term "surviving
Owner" includes any Owner that is or is not a natural person.

Changing Revocable Designations:  You may request to change the Owner, contingent Owner, Annuitant, Contingent
Annuitant, Beneficiary and contingent Beneficiary designations by sending us a request In Writing unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes.

Such changes will be subject to our acceptance.  Some of the changes we may not accept include, but are not limited to:  (a) a new Owner subsequent to the death of the Owner or the first of any co- Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death; (b) a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; and (c) a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity.

Common Disaster:  If an Owner is a natural person and if any Beneficiary dies with the Owner in a common disaster, it must be proved to our satisfaction that the Owner died first.  Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first. If:  (a) the Owner is not a natural person; (b) no Contingent Annuitant has been designated; and (c) the Annuitant and the Beneficiary die in a
common disaster, then it must be proved to our satisfaction that the Annuitant died first.  Unless information provided indicates otherwise, the proceeds are payable as if the Beneficiary died before the Annuitant.

                                                 PURCHASE PAYMENTS

Initial Purchase Payment:  Issuance of an Annuity represents both our acceptance of an initial Purchase Payment and any application.  The amount of your initial Net Purchase Payment evidenced by this Annuity is shown in the
Schedule.  Amounts are allocated to the investment options according to your instructions.

Additional Purchase Payments:  The minimum for any additional Purchase Payment is as shown in the Schedule.
Additional Purchase Payments may be paid at any time during the Accumulation Period before the maximum age for making additional Purchase Payments shown in the Schedule.  This age applies to the oldest of any Owner if the
Annuity is owned by natural persons.  This age applies to the Annuitant if the Annuity is owned by an entity.
Subject to the allocation rules herein, amounts are allocated to the investment options according to your most recent instructions.

                                                      CREDITS

We add a Credit to your Annuity with each Purchase Payment received.  Each Credit is allocated to Account Value when the applicable Net Purchase Payment is applied to your Account Value.

The Credits, as a percentage of Purchase Payments, are shown in the Schedule.  The Credit may be determined on the basis of the cumulative amount of Purchase Payments .  No additional Credit is applied retroactively.

Credits are applied pro-rata to the investment options in the same ratio as the applicable Net Purchase Payment.
We reduce the amount available as a death benefit, other than the minimum death benefit provided by this Annuity, or as a medically-related surrender by any Credits applied in the prior 12 months.  However, we may reduce the amount of any benefit provided by rider or endorsement by any Credit in accordance with the terms of such rider or endorsement.

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If you exercise your right to cancel this Annuity under the Right to Cancel provision, the amount payable is reduced by any Credit applied.

                                         ACCOUNT VALUE AND SURRENDER VALUE

General:  In the Accumulation Period your Annuity has an Account Value and a Surrender Value.  Your total Account
Value is the sum of your Account Value in each Sub-account.  Surrender Value is the Account Value less any applicable contingent deferred sales charge, any applicable tax charge, any charges due for optional benefits provided by rider or endorsement, any applicable maintenance fee, and any Credits recoverable upon surrender according to the terms of any rider or endorsement attached to this Annuity.

Account Value in the Sub-accounts:  We determine your Account Value separately for each Sub-account.  To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to your Annuity in that Sub-account as of that Valuation Period.

Units:  The number of Units attributable to this Annuity in a Sub-account is the number of Units you purchased less the number transferred or withdrawn.  We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price:  For each Sub-account the initial Unit Price was $10.00.  The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding
Valuation Period.  The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor:  Each Sub-account has a net investment factor.  The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.

The net investment factor for a Valuation Period is (a) divided by (b), less (c); where:

       (a)    is the net result of:

              (1)   the net asset value per share of the underlying mutual fund shares held by that
                    Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid by the underlying mutual fund during that Valuation Period; plus or minus

              (2)   any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of that Sub-account.

       (b)    is the net result of:

              (1)   the net asset value per share plus any declared and unpaid dividends per share of the underlying mutual fund shares held in that Sub-account at the end of the preceding Valuation Period; plus or minus

              (2)   any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

       (c)    is the insurance charge.

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We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.  The net investment factor may be greater than, equal to, or less than one.

                                                 ALLOCATION RULES

You may allocate your Account Value among the investment options we make available.  The variable investment options are Sub-accounts of the Separate Account.  In the Accumulation Period, you may maintain Account Value in up to twenty Sub-accounts. Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your
Account Value in the applicable Sub-account to the transaction and close out your balance in that investment option.

If you request automatic transfer programs, including, but not limited to any market timing or asset allocation strategies provided by an independent third party, we direct all allocations while your Annuity is subject to such an arrangement to the same investment options and in the same proportions as then required pursuant to the applicable program, unless you provide us with other instructions.  We no longer make any such directions regarding allocations once we receive notice acceptable to us that your participation in any such investment allocation program has ended.

Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal.

                                                     TRANSFERS

General:  In the Accumulation Period you may transfer Account Value among Sub-accounts, subject to the allocation rules herein.  The amount we charge is shown in the Schedule.  Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone or via other means acceptable to us in our sole discretion.

Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf.  We may suspend or cancel such acceptance at any time.  We give you prior notification of any such suspension or cancellation.  We may restrict the Sub-accounts that will be available to you for transfers or allocations of Net Purchase Payments during any period in which you authorize such third party to act on your behalf.  We give the third party you authorize prior notification of any such restrictions.  However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners in order to preserve the tax status of your Annuity.  We also reserve the right to limit the number of transfers in any
Annuity Year or to refuse any transfer request for an Owner or certain Owners if we believe that:  (a) excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

                                                   DISTRIBUTIONS

Surrender:  Surrender of your Annuity for its Surrender Value is permitted during the Accumulation Period.  A contingent deferred sales charge, tax charges and the maintenance fee may apply to such surrender.  You must send your Annuity and surrender request In Writing to our Office.

Free Withdrawals:  Each Annuity Year in the Accumulation Period you may withdraw a limited amount of Account
Value without application of any applicable contingent deferred sales charge.

The minimum withdrawal amount and the minimum Surrender Value after a withdrawal are as shown in the Schedule.

The maximum amount available as a free withdrawal during the period the contingent deferred sales charge would apply to withdrawal of your initial Purchase Payment is 10% of all Purchase Payments.  Amounts withdrawn as free withdrawals are not treated as a withdrawal of Purchase Payments.  The maximum amount available as a free withdrawal thereafter is the sum of (a) and (b), where:

       (a)    is an amount equal to 10% of Purchase Payments to which the contingent deferred sales charge would apply if you surrendered the Annuity at that time ("New Purchase Payments");
              and

       (b)    is an amount equal to all Purchase Payments not previously withdrawn to which the contingent deferred sales charge would not apply if you surrendered the Annuity at that time
              ("Old Purchase Payments") plus all growth, as defined below.

The period during which the contingent deferred sales charge applies to each Purchase Payment is shown in the
Schedule.  Growth ("Growth") equals your Account Value less (a) and (b), where:

       (a)    is all Purchase Payments not previously withdrawn; and

       (b)    is any Credit applied to New Purchase Payments.

Partial Withdrawals:  You may withdraw part of your Surrender Value.  The minimum partial withdrawal is as shown in the Schedule.  The Surrender Value that must remain in the Annuity as of the date of this transaction is as shown in the Schedule.  If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.

On a partial withdrawal, the contingent deferred sales charge is assessed against any New Purchase Payments withdrawn.  Amounts are deemed to be withdrawn from your Annuity in the following order:

       (a)    From any amount then available as a free withdrawal; then from

       (b)    New Purchase Payments (If there are multiple New Purchase Payments, the one received earliest is withdrawn first, then the one received next earliest, and so forth); then from

       (c)    Any other Account Value.

Death Benefit:  In the Accumulation Period, a death benefit is payable.  If there is more than one Owner, such
Owners being natural persons, the death benefit is payable upon the first death of such Owners.  If the Annuity is owned by an entity, the death benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant.  If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, the
Contingent Annuitant then becomes the Annuitant.

In the Payout Period, we distribute any payments due subsequent to an Owner's death at least as rapidly as under the method of distribution in effect as of the date of such Owner's death. If the Annuitant is not an Owner and the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant.  In the Payout
Period, subsequent to the death of the Annuitant, we continue to pay any "certain" payments (payments not contingent on the continuance of any life) to the Beneficiary.

The person upon whose death the death benefit is payable is referred to below as the "decedent".  For purposes of this death benefit provision, "withdrawals" means withdrawals of any type (including free withdrawals, partial withdrawals, charges for optional benefits, Minimum Distributions) before assessment of any applicable contingent deferred sales charge.  For purposes of this provision, persons named Owner or Annuitant within 60 days of the
Issue Date are treated as if they were an Owner or Annuitant on the Issue Date.

The death benefit is as follows, and is subject to the conditions described in (1) and (2) below:

       (1)    The death benefit is the greater of (a) and (b), where:

              (a)   is your Account Value in any Sub-accounts, less an amount equal to any Credits applied within
                    12 months prior to the date of death; and

              (b)   is the minimum death benefit ("Minimum Death Benefit").  The Minimum Death Benefit
                    is the sum of all Purchase Payments reduced proportionately by the amount of any withdrawals.  Each withdrawal reduces the Purchase Payments by the same ratio as the amount of the withdrawal to the Account Value prior to the withdrawal.

       (2)    If a decedent was not named an Owner or Annuitant as of the Issue Date and did not become such as a result of a prior Owner's or Annuitant's death, the Minimum Death
              Benefit is suspended as to that person for a two-year period from the date he or she first became an Owner or Annuitant. After the suspension period is completed, the death benefit is the same as if such person had been an Owner or Annuitant on the Issue Date.  During the suspension period, the death benefit is your Account Value in Sub-accounts, less any Credits applied within 12 months prior to the date of death.

The amount of the death benefit is determined as of the date we receive In Writing due proof of death.  It is
reduced by any annuity payments made prior to the date we receive In Writing due proof of death.   As of that
date we transfer all amounts due each Beneficiary to the money market sub-account unless we have all instructions required to pay the amount due.

In order to pay a Beneficiary the amount due, we require: (a) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and
(b) any applicable election of the mode of payment of the death benefit, if not previously elected by the Owner.

In the event of death during the Accumulation Period, the benefit must be distributed within (a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary.  Distribution after a decedent's death to be paid under (b) above, must commence within one year of the date of death.  Except as noted below in the spousal continuation provision, we assume that the death benefit is to be paid out under (a), above, unless we receive a different election.

Spousal Continuation:  There are two situations where the Annuity may continue subsequent to a death during the
Accumulation Period such that we may increase your Account Value.  These situations are:

       (a)    When a spouse who is the sole primary Beneficiary continues the Annuity; and

       (b)    When the Annuity is not owned by a natural person and the contingent Annuitant is the spouse of the decedent.

Any increase then due is the addition to the Account Value that would be payable if the death benefit, including any recovery of Credits as provided in the death benefit provision of this Annuity, were to be paid out as a lump sum.  This increase is added as of the date we receive due proof of death of the decedent and evidence In Writing we may require of the spousal relationship as of the date of death.

We  assume a spouse  who is the sole  primary  Beneficiary  elects  to  continue  the  Annuity  unless  we  receive instructions to pay the death benefit.

Applicability of any Minimum Death Benefit subsequently depends on whether, as of the date the Annuity is continued by a spouse Beneficiary or a spouse contingent Annuitant becomes the Annuitant as described above, such spouse is then of an age to be eligible for such Minimum Death Benefit.
We subsequently calculate the Minimum Death Benefit:

       (a)    using the Account Value, including any increase, as of the date the death benefit would have otherwise been payable as if it were a Purchase Payment; and

       (b)    we ignore all Purchase Payments, withdrawals and values applicable to such death benefit that occurred before such date.

Annuity Payments:  Annuity payments can be guaranteed for life, for a certain period, or for a certain period and life.  We make available fixed payments.  You may choose an Annuity Date, an annuity option and the frequency of annuity payments.  Your choice of Annuity Date and annuity option may be limited depending on your use of the
Annuity.  You may change your choices at any time up to 30 days before the earlier of:  (a) the date we would have applied your Account Value to an annuity option had you not made the change; or (b) the date we will apply your Account Value to an annuity option in relation to the new Annuity Date you are then selecting.  You must request this change In Writing. The Annuity Date must be the first or the fifteenth day of a calendar month.  We may require the Annuity Date be not less than one year after the Issue Date.

In the absence of an election In Writing:  (a) the Annuity Date is the first day of the calendar month first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity; and (b) where allowed by law, monthly payments will commence under option 2, described below, with 10 years certain.  In determining your annuity payments, we credit interest using our then current crediting rate for this purpose, which is not less than 3% of interest per year, to your Account Value between the date Account Value is applied to an annuity option and the Annuity Date.  If there is any remaining contingent deferred sales charge applicable as of the Annuity Date, then the annuity option you select must include a certain period of not less than 5 years' duration.  Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below or any other options we then make available.  Except where a lower amount is required by law, the minimum monthly annuity payment is as shown in the Schedule.  In the absence of an election prior to the proceeds becoming due, the Beneficiary may make such an election.  However, if you made an election, the Beneficiary may not alter such election.  Such election must be made In Writing within one year after proceeds are payable.

For purposes of the annuity options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

       (a)    Option 1 - Payments for Life:  Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.

       (b)    Option 2 - Payments for Life  with 10, 15, or 20 Years Certain:  Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life.  Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.

       (c)    Option 3 - Payments Based on Joint Lives:  Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.

       (d)    Option 4 - Payments for a Certain Period:  Under this option, income is payable periodically for a specified number of years.  The number of years is subject to our then current rules.
              Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

The first periodic payment is determined by multiplying the portion of the Account Value being allocated to purchase annuity payments (expressed in thousands of dollars), plus interest at not less than 3% per year from the date the Account Value is applied to the annuity option to the Annuity Date, by the amount of the first periodic payment per $1,000 of value obtained from our annuity rates for that type of annuity and for the frequency of payment selected.  These rates will not be less than those shown in the Annuity Tables shown herein.

We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.

Pricing Of Transfers And Distributions: Subject to our right to defer transactions for a limited period, we
"price" transfers and distributions on the dates indicated below.  The pricing of transfers and distributions involving Sub-accounts includes the determination of the applicable Unit Price, for the Units transferred or distributed.  Unit Prices may change each Valuation Period to reflect the investment performance of the
Sub-accounts.

       (a)    We price "scheduled" transfers and distributions as of the date such transactions are so scheduled.  "Scheduled" transactions include transfers previously scheduled with us, including, but not limited to, periodic payments of Minimum Distributions and annuity payments.

       (b)    We price "unscheduled" transfers, including transfers under an automatic transfer program that were not scheduled with us, partial withdrawals and free withdrawals as of the date we receive In Writing at our Office the request for such transactions.

       (c)    We price any distribution subject to provisions of due proof as of the date we receive at our
              Office all materials we require for such transactions and such materials are satisfactory to us.

                                                GENERAL PROVISIONS

Entire Contract:  This Annuity, including any attached riders or endorsements, the attached copy of any application form and any supplemental applications and endorsements are the entire contract.  All statements made in any application are deemed to be representations and not warranties.  No statement is used to void the contract or an Annuity or defend against a claim unless it is contained in any application or any supplemental application.

Only our President, a Vice President or Secretary may change or waive any provisions of the contract or of any
Annuity.  Any change or waiver must be In Writing.  We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex:  If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments, the minimum death benefit or any increase to Account Value under the Spousal Continuation provision are based, we make adjustments to conform to the facts.  As to annuity payments: (a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under your Annuity.

Transfers, Assignments or Pledges:  Generally, your rights in an Annuity may be transferred, assigned or pledged for loans at any time.  However, these rights may be limited depending on your use of the Annuity.  You may transfer, assign or pledge your rights to another person at any time, prior to any death upon which the death benefit is payable.  You must request a transfer or provide us a copy of the assignment In Writing.  A transfer or assignment is subject to our acceptance.  Prior to receipt of this notice, we will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof.  We assume no responsibility for the validity or sufficiency of any assignment.

During any period we consider your Annuity subject to an assignment, the rights of any revocable Beneficiary are subordinate to those of any assignee.  There may be income tax consequences of transfers, assignments or pledges.

Nonparticipation:  The contract does not share in our profits or surplus earnings.

Deferral of Transactions:  We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law. We may defer any distribution from any Sub-account or any transfer from a
Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected.  Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock
Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests:  All elections, designations, changes and requests must be In
Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices.  We inform you of any changes to this Annuity that materially affect your rights.  We reserve the right to require that this Annuity be returned to our Office for endorsement of any change to such contract or any change affecting only this Annuity.

Claims of Creditors:  To the extent permitted by law, no payment under this Annuity is subject to the claims of your creditors or those of any Annuitant or Beneficiary.

Proof of Survival:  The payment of any annuity is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.

Tax Reporting:  We intend to make all required regulatory reports regarding taxable events in relation to this
Annuity.  Such events may include, but are not limited to:  (a)  annuity payments; (b) payment of death benefits;
(c) other distributions from the Annuity; and (d) assignments.

Facility of Payment:  We reserve the right, in settlement of full liability, to make payments to a guardian, conservator or other legal representative, if a payee is legally incompetent.

Participation and Termination of Certain Programs We May Offer:  To elect to participate or to terminate participation in any program we may offer, we may require receipt at our Office of a request In Writing on a form satisfactory to us.

Reports to You:  We provide reports to you during the Accumulation Period.  We will provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts. You may request additional reports.  We reserve the right to charge up to $50 for each such additional report.

Reserved Rights:  In addition to rights specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following:  (a) combine a Sub-account with other Sub-accounts; (b) combine the Separate Account shown in the Schedule with other "unitized" separate accounts; (c) deregister the Separate Account shown in the
Schedule under the Investment Company Act of 1940; (d) operate the Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (e)
make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment
Company Act of 1940; (f) make changes that are necessary to maintain the tax status of your Annuity, any rider, amendment or endorsement attached hereto or any change or distribution from your Annuity under the Internal
Revenue Code; and (g) make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts.

We may eliminate Sub-accounts, or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested.  Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity.  This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason.  We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition.  We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

                                                  ANNUITY TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options.  The amounts payable when annuity payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due.  Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due.  No election can be changed once payments begin.

The tables shown are based on interest at 3% per year compounded annually and the a2000 Individual Annuity
Mortality Table or the appropriate variation of such Table with genderless rates when applicable to the Annuity in order to meet Federal requirements in relation to the usage of such Annuity.

The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment.  The age adjustments are shown below.  They are based on the date of the first payment.  The age adjustment does not exceed the age of the payee.

                                      Annuitization              Attained Age
                                          Year                     Set Back
                                       2001 - 2009                     1
                                       2010 - 2019                     2
                                     2020 and later                    3

                                 Amount of Monthly Payment For Each $1,000 Applied
                                        (Based on 3% Annual Interest Rate)

First and Second Options - Single Life Annuities with:

                             Male Payee with                       Female Payee with
                       Monthly Payments Guaranteed            Monthly Payments Guaranteed
                       ---------------------------            ---------------------------
                    None      120      180      240         None      120      180     240
        Age           $        $        $        $            $        $        $       $
        ---
        50           4.08     4.05     4.01     3.95         3.83     3.81     3.79    3.76
        55           4.47     4.41     4.34     4.24         4.15     4.13     4.09    4.03
        60           4.98     4.88     4.75     4.56         4.59     4.54     4.47    4.35
        65           5.69     5.49     5.23     4.88         5.18     5.07     4.93    4.71
        70           6.67     6.23     5.73     5.17         6.01     5.78     5.47    5.05
        75           8.03     7.08     6.20     5.36         7.23     6.67     6.03    5.31
        80           9.92     7.95     6.55     5.46         9.03     7.67     6.47    5.45

Third Option - Joint and Last Survivor Annuity

                                               Age of Female Payee
                                               -------------------
        Age of            35       40      45       50       55       60       65      70       75       80
      Male Payee           $        $       $        $        $        $        $       $        $        $
      ----------
          50              3.16     3.27    3.40     3.53     3.65     3.76     3.86    3.93     3.99     4.02
          55              3.18     3.30    3.45     3.61     3.78     3.94     4.08    4.21     4.30     4.37
          60              3.19     3.33    3.49     3.68     3.88     4.10     4.32    4.52     4.68     4.80
          65              3.20     3.34    3.52     3.73     3.97     4.25     4.55    4.84     5.11     5.33
          70              3.21     3.36    3.54     3.76     4.04     4.36     4.74    5.16     5.57     5.94
          75              3.21     3.36    3.55     3.79     4.08     4.45     4.90    5.43     6.02     6.61
          80              3.21     3.37    3.56     3.80     4.11     4.50     5.01    5.64     6.41     7.26

Fourth Option - Payments for a Designated Period

                     Amount of                 Amount of                 Amount of                   Amount of
        No. of        Monthly      No. of       Monthly      No. of       Monthly      No. of         Monthly
         Years       Payments       Years      Payments       Years      Payments       Years        Payments
         -----       --------       -----      --------       -----      --------       -----        --------
           10          9.61          16          6.53          22          5.15           28           4.37
           11          8.86          17          6.23          23          4.99           29           4.27
           12          8.24          18          5.96          24          4.84           30           4.18
           13          7.71          19          5.73          25          4.71
           14          7.26          20          5.51          26          4.59
           15          6.87          21          5.32          27          4.47

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                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                               Shelton, Connecticut

                                                 (A Stock Company)

                                            INDIVIDUAL DEFERRED ANNUITY
                                                 NON-PARTICIPATING
                                    VARIABLE OPTIONS IN THE ACCUMULATION PERIOD

                         IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER
   THE VARIABLE INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED.
     PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.